Exhibit 99.1

Media Contacts: Teresa Nilsen Hennessy Advisors, Inc. Terry@hennessyadvisors.com; 800-966-4354	Hibre TeklSunStar SunStar Strategic StraHTeklemariam@sunstarstrategic.com; 703-894-1057tegicemariam

FOR IMMEDIATE RELEASE

Hennessy Advisors, Inc. Reports 46% Increase in Annual Earnings Per Share

December 11, 2024, Novato, CA - Hennessy Advisors, Inc. (Nasdaq: HNNA) today reported results for the fiscal year ended September 30, 2024.

“So far in 2024, the U.S. stock market and economy have thrived on a wave of optimism,” said Neil Hennessy, Chairman and CEO. “With the presidential election and initial Federal Reserve rate cuts now behind us, investors can return their focus to core fundamentals of the U.S. economy, which appear solid.”

“Over the course of more than four decades in this business, I have witnessed the economic resilience of the United States through periods of high inflation, rising interest rates, and geopolitical uncertainty. Today, I believe many economic fundamentals are strong. Unemployment is low and stable, corporate earnings and cash flows are robust, and our banking system is both healthy and viable. With positive consumer sentiment, I see spending driving corporate profits, and I believe this will spur the stock market’s continued growth through the end of the year and beyond. As always, our focus remains on navigating any economic environment to deliver long-term value for our shareholders,” he continued.

“In the one-year period ended September 30, 2024, the Dow Jones Industrial Average returned 28.85% and the S&P 500® Index returned 36.35% (on a total return basis). Over the same period, all 17 Hennessy Funds posted positive returns. Over the longer term, 15 of the Hennessy Funds posted positive returns for the three-year period ended September 30, 2024, and all 16 Hennessy Funds with at least 10 years of operating history posted positive returns for both the 5-year and 10-year periods ended September 30, 2024,” stated Neil Hennessy.

“In 2024, we successfully executed on all three fronts of our long-standing business strategy,” said Teresa Nilsen, President and COO. “Over the twelve months ended September 30, 2024, we purchased assets related to the management of $72 million in mutual funds, we welcomed $549 million in net new assets under management, and we benefited from nearly $1 billion in market appreciation.”

“The effective execution of our business model drove a 23% increase in our average assets under management over the prior year, creating a strong start to fiscal year 2025 with total assets under management up more than 50% since September 30, 2023,” she continued. “Our fiscal year results reflect both the strength of our consistent strategy and the dedication of our talented team, whose focused efforts have driven the success of Hennessy Advisors for over 35 years. I am immensely proud of what we’ve accomplished and excited about the opportunities that lie ahead.”

Summary Highlights for the Fiscal Year (compared to fiscal year 2023):

●	Total revenue of $29.6 million, an increase of 23%.
●	Net income of $7.1 million, an increase of 49%.
●	Fully diluted earnings per share of $0.92, an increase of 46%.
●	Average assets under management, upon which revenue is earned, of $3.7 billion, an increase of 23%.
●	Total assets under management at fiscal year end of $4.6 billion, an increase of 53%.
●	Cash and cash equivalents, net of gross debt, of $23.7 million, an increase of 17%.

	Twelve Months Ended Sept 30,		Change
	2024	2023	Amount	Percent
Total Revenue	$29,646,194	$24,019,874	$5,626,320	23.4%
Net Income	7,096,701	4,770,888	2,325,813	48.8%
Earnings Per Share (Diluted)	0.92	0.63	0.29	46.0%
Weighted Average Number of Shares Outstanding (Diluted)	7,721,781	7,603,676	118,105	1.6%
Average Assets Under Management	3,686,942,501	2,991,689,979	695,252,522	23.2%

	As of Sept 30,
	2024	2023
Total Assets Under Management	$4,642,363,105	$3,032,041,791	$1,610,321,314	53.1%
Cash and Cash Equivalents, Net of Gross Debt Balance	23,671,594	20,225,668	3,445,926	17.0%

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy‑and‑hold philosophy that rejects the idea of market timing.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements

This press release contains “forward-looking statements” for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward‑looking statements relate to expectations and projections about future events based on currently available information. Forward‑looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward‑looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled “Risk Factors” and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward‑looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.